Exhibit (k)(14)

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of [        ], 2020, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Great Elm Capital Corp. (the “Company”).

1.

The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.01 per share (“Common Stock”), on September 4, 2020 (the “Record Date”), the right (“Rights”) to subscribe for shares of Common Stock. Except as set forth in Sections 8 and 9 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on September 28, 2020 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One Right is being issued for each share of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $[        ] (the “Subscription Price”) is required to subscribe for one share of Common Stock. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all shares of Common Stock that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional shares of Common Stock, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated [        ], 2020 (the “Prospectus”).

2.

The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by an authorized officer of the Company;

(d)	a form of notice to holders of Common Stock;

(e)	a form of notice to holders of Common Stock who are acting as nominees;

(f)	a form of notice to clients of holders of Common Stock who are acting as nominees;

(g)	a beneficial owner election form; and

(h)	a nominee holder election form.

4.

As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.

The Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date any additional materials necessary to supplement the Prospectus as determined by the Company and as such materials become available. The Company shall provide the Subscription Agent with a sufficient number of copies of such materials to be mailed.

6.	Subscription Procedure.

(a)

Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or wire transfer (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” as subscription agent, the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, (x) with respect to subscribers who hold Common Stock in certificated form, mail to the subscriber’s registered address on the books of the Company, or to the address provided on the reverse side of the subscriber’s Subscription certificate, certificates representing the shares of Common Stock duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company, or (y) with respect to all other subscribers, note the ownership of shares of Common Stock subscribed for in book entry form and furnish a list to the Company.

(b)

As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the shares of Common Stock that can be subscribed for under the Basic Subscription Right. The shares of Common Stock available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Shares subscribed for. If the aggregate number of shares of Common Stock subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of shares of Common Stock subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Shares subscribed for by all participants under the Additional Subscription Privilege. Any fractional share of Common Stock to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole share of Common Stock.

(c)

Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)

Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional shares of Common Stock subscribed for has been delivered, the Subscription Agent shall mail to subscribers who hold shares in certificated form, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. With respect to all other subscribers, the Subscription Agent shall note the ownership of shares purchased in book entry form. If a lesser number of shares of Common Stock is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)

Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional shares of Common Stock subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for shares of Common Stock issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

7.

The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

8.

If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.

The Subscription Agent shall notify the Company by telephone on and before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) and (ii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 9 as any of them shall request.

10.

With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Adam M. Kleinman	Chief Compliance Officer
Keri A. Davis	Chief Financial Officer

11.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

12.

The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company and predecessor companies, in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

13.

The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including reasonable and documented legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of the Subscription Agent’s gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

14.

Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Great Elm Capital Corp.

800 South Street, Suite 230

Waltham, Massachusetts 02453

Attention: Adam M. Kleinman

Tel: (617) 375-3006

with copy, which shall not constitute notice under this Section 14, to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Rory T. Hood

Tel: (212) 326-3939

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

15.

If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

16.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17.

Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

18.

No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

19.

Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

GREAT ELM CAPITAL CORP.

By:
Name:
Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

Fee Schedule

Project fee $15,000.

Per exercise fee $15.00

Per extension fee $2,500.00

Plus out-of-pocket and extraordinary expenses

DTC new cusip eligibility fee $1,000.00 (Non-Negotiable)

Fees are payable prior to the Launch date

Santander Bank NA.

601 Penn Street

Reading, PA 19601

ABA # 231372691

SWIFT CODE: SVRNUS33

For further credit to: American Stock Transfer & Trust, LLC

6201 15TH Avenue

Brooklyn, NY 11219

Account # 3036002123

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Great Elm Capital Corp.

Attention: Adam M. Kleinman

Address: Great Elm Capital Corp.

Address: 800 South Street, Suite 230

Address: Waltham, Massachusetts 02453

Phone: (617) 375-3006

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as paying agent and are subject to adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.